UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Avenue Mutual Funds Trust

Address of Principal
Business Office:	399 Park Avenue, 6th Floor
New York, New York 10022

Telephone Number:	(212) 878-3500

Name and Address of Agent
for Service of Process:	Sonia E. Gardner
Avenue Capital Group
399 Park Avenue, 6th Floor
New York, NY 10022

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:   X   Yes          No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 16th day of March, 2012.

Avenue Mutual Funds Trust

		By:	/s/ Randolph Takian
		Name:	Randolph Takian
		Title:	Trustee, President and Chief Executive Officer
Attest:	/s/ Robert Ollwether
Name: Robert Ollwether
Treasurer and Chief Financial Officer